Exhibit 99.1

Zale Corporation Reports Second Quarter Fiscal 2014 Results

  Zales branded stores up 3.9 percent; Peoples branded stores up 2.7 percent at constant exchange rates
  Overall comparable store sales up 1.9 percent at constant exchange rates
  Gross margin up 240 basis points
  Operating margin up 150 basis points
  Net earnings up $10 million; diluted earnings per share up $0.11 to $1.13
  Definitive agreement for Signet Jewelers to acquire Zale was announced on February 19, 2014

DALLAS--(BUSINESS WIRE)--February 27, 2014--Zale Corporation (NYSE: ZLC) today reported its financial results for the second quarter ended January 31, 2014.

Second Quarter Fiscal 2014 Results

Revenues were $656 million compared to $671 million in the second quarter of fiscal 2013. The decrease in revenues is primarily due to the net decrease of 86 stores compared to last year and a decline in the Canadian exchange rate, partially offset by the 1.9 percent constant currency comparable store sales growth.

For the second quarter of fiscal 2014, comparable store sales increased 1.9 percent at constant exchange rates, or 0.6 percent on a U.S. dollar reported basis. This increase follows a 2.2 percent rise at constant exchange rates, or a 2.8 percent rise on a U.S. dollar reported basis, in the same period last year.

Comparable Store Sales Detail

	Q2 Fiscal 2014		Q2 Fiscal 2013
Brand	U.S. Dollar	At Constant Exchange Rates	U.S. Dollar	At Constant Exchange Rates
Zales/Zales Outlet	3.9%	3.9%	3.6%	3.6%
Gordon's	(4.5%)	(4.5%)	(3.3%)	(3.3%)
U.S. Fine Jewelry	3.1%	3.1%	2.8%	2.8%
Peoples	(4.3%)	2.7%	6.4%	3.0%
Mappins	(11.4%)	(4.9%)	(5.6%)	(8.6%)
Canadian Fine Jewelry	(5.6%)	1.3%	3.8%	0.5%
Total Fine Jewelry	1.3%	2.7%	3.0%	2.3%
Piercing Pagoda	(4.6%)	(4.6%)	1.0%	1.0%
Total Company	0.6%	1.9%	2.8%	2.2%

All comparable store sales include the associated ecommerce businesses.

Gross margin on sales was $348 million, or 53.0 percent, an increase of 240 basis points compared to $340 million, or 50.6 percent, in the second quarter of fiscal 2013. The gross margin improvement is primarily due to the benefits generated from our sourcing initiatives, our disciplined promotional cadence throughout the holiday selling period and a favorable commodity cost environment. Selling, general and administrative expenses were $280 million, or 42.7 percent of revenues compared to $279 million, or 41.6 percent of revenues, in the second quarter of fiscal 2013. This increase was primarily due to higher holiday marketing expenses. Operating earnings were $60 million, or 9.1 percent of revenues, compared to operating earnings of $51 million, or 7.6 percent of revenues, in the same quarter in the prior year.

For the quarter ending January 31, 2014, interest expense was $6 million, flat with the second quarter of fiscal 2013. Income tax expense was $3 million compared to $4 million in the second quarter of fiscal 2013.

Net earnings were $51 million, or $1.13 per diluted share, compared to net earnings of $41 million, or $1.02 per diluted share, in the second quarter of fiscal 2013.

Inventory at January 31, 2014 stood at $864 million, compared to $837 million on January 31, 2013. The Company had outstanding debt of $445 million on January 31, 2014, a reduction of $29 million compared to $474 million on January 31, 2013.

First Half Fiscal 2014 Results

For the six months ended January 31, 2014, revenues were $1.0 billion, a decrease of $9 million compared to the same period last year. Comparable store sales increased 3.0 percent at constant exchange rates, or 1.9 percent on a U.S. dollar reported basis, in the first half of 2014. This increase follows a 2.7 percent rise at constant exchange rates, or a 3.2 percent rise on a U.S. dollar reported basis, in the same period last year. Operating earnings were $37 million, or 3.7 percent of revenues, compared to $28 million, or 2.7 percent of revenues, in the first half of fiscal 2013. Net earnings were $23 million, or $0.52 per diluted share, compared to net earnings of $13 million, or $0.32 per diluted share, in the same period last year.

Other Recent Developments

On February 19, 2014, Signet Jewelers Limited and Zale Corporation announced they have entered into a definitive agreement for Signet to acquire all of the issued and outstanding stock of Zale for $21.00 per share in cash consideration. The transaction is subject to Zale stockholder approval, certain regulatory approvals and customary closing conditions. The transaction is anticipated to close by the end of 2014. Please refer to the Form 8-K filed by the Company on February 19, 2014, for more information.

Conference Call

Zale management will host a conference call today at 9:00 a.m. ET to discuss second quarter fiscal 2014 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 4393764. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,660 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company's and Signet Jewelers Limited's ("Signet") ability to consummate the proposed acquisition of the Company by Signet; the conditions to the completion of the proposed transaction being satisfied, including the receipt of stockholder approval and applicable regulatory approvals; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; and the retention of certain key employees of the Company may be difficult. Additional information and other factors are contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and subsequent reports on Form 10-Q and 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by the Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Signet. In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company's proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from the Company by contacting Zale Investor Relations by phone at (972) 580-4391 or by email at ir@zalecorp.com.

Participants in the Solicitation

Signet, the Company and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about Signet’s directors and executive officers is set forth in Signet’s Proxy Statement on Schedule 14A for its 2013 Annual Meeting of Shareholders, which was filed with the SEC on April 26, 2013, and its Form 8-Ks filed with the SEC on July 9, 2013 and July 11, 2013. Information about the Company's directors and executive officers is set forth in the Company's Proxy Statement on Schedule 14A for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on October 2, 2013, and its Annual Report on Form 10-K for the fiscal year ended July 31, 2013, which was filed with the SEC on September 27, 2013. Information concerning the interests of the Company's participants in the solicitation, which may, in some cases, be different than those of the Company's stockholders generally, is set forth in the materials filed by the Company with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2014	2013	2014	2013

Revenues	$656,449	$670,752	$1,019,063	$1,028,220
Cost of sales	308,830	331,101	477,656	498,234
Gross margin	347,619	339,651	541,407	529,986
% of Revenue	53.0%	50.6%	53.1%	51.5%

Selling, general and administrative	280,148	279,064	488,306	485,529
% of Revenue	42.7%	41.6%	47.9%	47.2%
Depreciation and amortization	7,461	8,388	15,122	17,034
Other charges (gains)	488	926	488	(847)
Operating earnings	59,522	51,273	37,491	28,270
% of Revenue	9.1%	7.6%	3.7%	2.7%
Interest expense	6,096	6,088	11,706	11,930
Earnings before income taxes	53,426	45,185	25,785	16,340
Income tax expense	2,640	3,977	2,305	3,396
Net earnings	$50,786	$41,208	$23,480	$12,944

Basic net earnings per common share	$1.54	$1.27	$0.72	$0.40

Diluted net earnings per common share	$1.13	$1.02	$0.52	$0.32

Weighted average number of common shares outstanding
Basic	32,919	32,426	32,827	32,362
Diluted	45,022	40,305	44,837	40,470

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$23,251	$18,516
Merchandise inventories	864,275	836,624
Other current assets	48,260	51,311
Total current assets	935,786	906,451

Property and equipment	666,000	688,558
Less accumulated depreciation and amortization	(562,286)	(575,646)
Net property and equipment	103,714	112,912

Other assets	241,204	248,115
Total assets	$1,280,704	$1,267,478

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$276,907	$263,384
Deferred revenue	81,667	86,813
Deferred tax liability	107,479	97,233
Total current liabilities	466,053	447,430

Long-term debt	445,267	473,975
Deferred revenue – long-term	105,004	115,664
Other liabilities	72,307	36,504

Stockholders’ investment	192,073	193,905

Total liabilities and stockholders’ investment	$1,280,704	$1,267,478

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations